SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of March 8, 2017 (the “Effective Date”), by and among SUN COMMUNITIES, INC., a Maryland corporation (the “REIT”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and Gary A. Shiffman (the “Executive”). As used herein, “Company” shall refer to the REIT and SCOLP together.

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into that certain Employment Agreement as of June 20, 2013, as amended (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.    Section 4(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 4(d):

“Incentive Compensation. Executive will be eligible to receive incentive compensation (“Incentive Compensation”) for each calendar year during the Term (each, a “Bonus Year”). The amount of any Incentive Compensation for any Bonus Year shall be determined by the Compensation Committee of the Board. In determining the Incentive Compensation for any Bonus Year, the Compensation Committee in its sole discretion may take into account such criteria as it deems relevant or necessary in its discretion, including, without limitation, whether Executive fulfills any individual goals and objectives for such Bonus Year set by the Board or the Compensation Committee, the Company’s performance and industry factors. Any such individual and Company goals and objectives may be, but need not be, set forth in a written plan approved by the Compensation Committee before or during any Bonus Year. The determination of the Incentive Compensation shall be made by the Compensation Committee of the Board no later than March 7th of the following calendar year and any Incentive Compensation shall be paid to the Executive on or before March 15th of the following calendar year.”

2.    Except as otherwise modified herein, the Employment Agreement shall remain in full force and effect consistent with its terms.

3.    This Amendment shall be governed by and construed according to the laws of the State of Michigan.

4.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

REIT:

SUN COMMUNITIES, INC.,
a Maryland corporation

By: /s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

SCOLP:

SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership

By:     Sun Communities, Inc., a Maryland                             corporation, its General Partner

By:    /s/ Karen J. Dearing
Karen J. Dearing, Chief Financial Officer

EXECUTIVE:

/s/ Gary A. Shiffman
GARY A. SHIFFMAN